Exhibit 10.3

AMENDED AND RESTATED
PREFERRED PROVIDER AGREEMENT

THIS AMENDED AND RESTATED PREFERRED PROVIDER AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2011 (the “Effective Date”), by and between Dynamic Offshore Resources, LLC, a Delaware limited liability company (“Dynamic”), and Superior Energy Services, Inc., a Delaware corporation (“SESI”).

RECITALS:

WHEREAS, reference is made to the Preferred Provider Agreement (the “Original PPA”) between Dynamic and SESI dated October 13, 2009;

WHEREAS, (i) Bandon Oil and Gas, LP, a Delaware limited partnership (formerly known as Beryl Oil & Gas, LP) (“BOG”), and SESI are parties to that certain Preferred Provider Agreement dated January 31, 2010 (the “BOG Agreement”), and (ii) SPN Resources, LLC, a Louisiana limited liability company (“SPN”), and SESI, L.L.C., a Delaware limited liability company (“SESI LLC”), are parties to that certain Preferred Provider Agreement dated March 14, 2008 (the “SPN Agreement”);

WHEREAS, BOG and SESI desire to terminate the BOG Agreement and SPN and SESI LLC desire to terminate the SPN Agreement in conjunction with the amendment and restatement of the Original PPA as set forth herein;

WHEREAS, SESI and Dynamic desire to amend the Original PPA to among other things (i) designate SESI and its affiliates as the preferred provider of Field-Level Services of Dynamic and all of its subsidiaries and (ii) allow for third parties to provide Field-Level Services.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1.             Designation; Provision of Field-Level Services.

(a)           During the term of this Agreement, SESI and its affiliates shall be the preferred provider of any and all Field-Level Services that SESI or its affiliates (collectively, “Service Providers”) are capable of providing for Dynamic and all of its current subsidiaries, including SPN, BOG and Dynamic Offshore Resources NS, LLC) as well as any other entities of which Dynamic may directly or indirectly acquire control of after the Effective Date (which shall be referred to herein, collectively as the “Dynamic Entities”), including production and well intervention services, rental tools and marine services. Service Providers accept such designation and agree to provide Field-Level Services to the Dynamic Entities in accordance with the terms, conditions and procedures set forth in this Agreement and the Master Service Agreement dated December 18, 2003, between SESI LLC and its affiliates (except SPN Resources, L.L.C.) and SPN, as amended by a letter agreement dated January 9, 2009, to include and bind Dynamic, as further amended by a letter agreement effective as of January 1, 2011, to include and bind all of the Dynamic Entities (the “Master Service Agreement”), a copy of which is attached hereto as Exhibit A. For purposes of this Agreement, “Field Level Services” means any and all services (including rentals) necessary or customary for the operation (surface and downhole), development and management of oil and gas properties for which any of the Dynamic Entities is the operator, including all related equipment and machinery, other than any services generally considered to be general or administrative in nature. Notwithstanding anything to the contrary herein, the commitment of any Dynamic Entity to obtain Field Level Services from the Service Providers shall be reduced to the extent that prudent business practices require such Dynamic Entity to maintain a second service provider or source of supply for Field Level Services.

(b)           The term of this Agreement shall commence as of the date hereof and shall continue thereafter until termination by either party (i) upon the occurrence of an Event of Default (as defined in Section 9 hereof) by or with respect to the other party, (ii) upon the mutual written consent of Dynamic and SESI, (iii) upon SESI either directly or indirectly through its affiliates, ceasing to own, in the aggregate, at least five percent (5%) of the outstanding Class A Units of Dynamic Offshore Holding, LP or (iv) upon the breach by SESI LLC or its affiliates of any of its material obligations under the Turnkey Platform Decommissioning and Well Plugging and Abandonment Contract dated March 14, 2008, as amended, including the failure to timely and properly perform services thereunder, and failure to cure such breach after receipt of notice and the expiration of the applicable cure period as provided in such agreement. Termination of this Agreement shall not relieve a party of a liability or obligation accrued or incurred before termination and is without prejudice to all continuing obligations in this Agreement (including obligations relating to expense reimbursement for expenses incurred prior to or in connection with such termination).

2.             Procedures.  When Field-Level Services are required from time to time to be performed on behalf of any Dynamic Entity, Dynamic shall, or shall cause such other Dynamic Entity to, use its reasonable best efforts to promptly provide the appropriate Service Provider with a request for proposal or similar statement of need for each job or project requiring such Field-Level Services. SESI shall cause the appropriate Service Provider to indicate its willingness and ability to perform such Field-Level Services and if so, the pricing and other terms upon which such Service Provider is willing to provide such services to the extent not governed by the Master Service Agreement. To the extent that such Service Provider is willing and able to perform the Field-Level Services, it shall be entitled to do so in accordance with the pricing and terms previously delivered to such Dynamic Entity, provided only that the quality and cost of such services shall be competitive with third parties for similar services. In the event any Dynamic Entity reasonably and in good faith determines that such Service Provider is unable to perform such work on a timely basis and at a quality and cost that is competitive with third parties for similar services (a “Disqualified Job”), such Dynamic Entity shall so notify SESI and such Dynamic Entity may engage a third party to conduct the Disqualified Job. In making a determination as to cost, no Dynamic Entity may make an adverse determination with respect to a Service Provider that has granted preferred customer status to any Dynamic Entity and has provided reasonable evidence that the pricing afforded such Dynamic Entity by such Service Provider is at least as favorable as the pricing afforded any other of its customers of similar status (but excluding any temporary pricing offered by such Service Provider to new customers for the purpose of entering into new markets or increasing market share). Notwithstanding any provision to the contrary, the Dynamic Entities shall not be obligated to offer any services or products provided by the Moreno Group LLC or any of its affiliates as of March 14, 2008 to the Service Providers under this Agreement.

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3.             Relationship of the Parties. Neither SESI or any Service Provider, on the one hand, nor any of the Dynamic Entities, on the other hand, is for any purposes of this Agreement an agent, partner or employee of the other. This Agreement does not constitute a joint venture between the parties, or any of their respective successors or assigns. It is agreed that in providing Field-Level Services pursuant to this Agreement and the Master Service Agreement, the Service Providers, and each of their employees, agents and consultants, will at all times be independent contractors to the Dynamic Entities.

4.             Waiver. The failure of any party to enforce its rights under this Agreement will not be deemed to be a waiver of such rights absent an express, written waiver signed by the waiving party. Waiver of any one breach will not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

5.             Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to SESI:	Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70139
Telecopy: (504) 365-9665
Attn.: William B. Masters

If to any Dynamic Entity:	Dynamic Offshore Resources, LLC
1301 McKinney Street, Suite 900
Houston, Texas 77002
Telecopy: (713) 728-7860
Attn.: Matt McCarroll

6.             Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the parties hereto relating to the subject matter herein.

7.             Modification. Neither this Agreement nor any provision hereof may be modified, amended, changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such modification, amendment, change, waiver, discharge or termination is sought.

8.             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and

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void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.             Events of Default.

(a)           It shall constitute an “Event of Default” with respect to a party if such party files a petition commencing a voluntary case under the Bankruptcy Code; admits in writing its inability to pay its debts as they become due; files a petition. or answer in any proceeding seeking for itself or consenting to, or acquiescing in; any insolvency, receivership, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or files an answer or other pleading admitting, or failing to deny or contest, the material allegations of the petition filed against it in any such proceeding; the seeking or consenting to, or acquiescence by it in, the appointment of any trustee, receiver, or liquidator of it, or any party of its property; or the commencement against it of an involuntary case under the Bankruptcy Code or a proceeding under any insolvency, receivership, liquidation, dissolution or like law statute

(b)           Upon the occurrence of any Event of Default, this Agreement shall, at the option of the non-defaulting party, be immediately terminated upon written notice to the defaulting party thereof, and the defaulting party shall thereafter be liable and responsible to the non-defaulting party for all damages sustained or incurred by the non-defaulting party by reason of such default and for all other relief and remedies available to the non-defaulting party by reason of such default. Upon termination of this Agreement, all property, information and records of any Dynamic Entity related to the performance of Field-Level Services that are in the possession of any Service Provider shall promptly be returned to the respective Dynamic Entity. If such information or records are stored electronically, such Service Provider shall use reasonable efforts to transfer such information to Dynamic’s computer systems by electronic data transfer and such transfer shall be at no cost to Dynamic if the termination of this Agreement was predicated on a breach by any Service Provider. In the case an Event of Default by Dynamic, Dynamic shall reimburse the Service Providers for all reasonable costs and expenses incurred in the turnover of all records and information.

10.          No Special or Consequential Damages. No party shall be liable, and each party hereby agrees to waive and shall not seek the recovery of, any special or consequential damages for the breach or threatened breach of any provision of this Agreement.

11.          Governing Law. The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether in tort or contract) shall be governed by the laws, both procedural and substantive, of the State of [Louisiana] without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

12.          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together,

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will be deemed to constitute one and the same agreement. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original.

13.          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives, effective as of the date first written above.

DYNAMIC OFFSHORE RESOURCES, LLC

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ William B. Masters
Name:	William B. Masters
Title:	Executive Vice President and General Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED
PREFERRED PROVIDER AGREEMENT

The undersigned parties acknowledge and agree by their signatures below that each of the SPN Agreement and the BOG Agreement is hereby terminated and shall be of no further force or effect as of the date hereof.

SPN RESOURCES, LLC

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

BANDON OIL AND GAS LP

By:	Bandon Oil & Gas GP, LLC,
Its general partner

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer

SESI, L.L.C.

By:	Superior Energy Services, Inc.,
its sole member

By:	/s/ William B. Masters
Name:	William B. Masters
Title:	Executive Vice President and General Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED
PREFERRED PROVIDER AGREEMENT

EXHIBIT A

Master Service Agreement

THIS CONTRACT CONTAINS INDEMNITY, RELEASE, DEFENSE
AND HOLD HARMLESS PROVISIONS.

MASTER SERVICE AGREEMENT

THIS MASTER SERVICE AGREEMENT (the “Agreement”) is entered into to be effective as of DECEMBER 18, 2003 between SUPERIOR ENERGY SERVICES, L.L.C. AND ITS AFFILIATES (EXCEPT SPN RESOURCES, L.L.C.) a Louisiana limited liability corporation (“Contractor”) and SPN RESOURCES, L.L.C., a Louisiana limited liability corporation (“Company”).

WHEREAS, Company is involved in various business activities including, without limitation, ownership and operation of offshore oil and gas platforms for the production of hydrocarbons;

WHEREAS, in connection with such business activities, Company may from time to time desire to engage Contractor to inspect, operate, maintain, and repair and/or perform the services, in connection with production facilities and equipment owned by Company and/or to purchase or rent equipment, goods, materials or supplies from Contractor for use at its production facilities; and,

WHEREAS, Contractor represents that it has trained and where applicable, licensed personnel capable of safely and efficiently performing such services and is capable of providing equipment in safe and good working order for use by such personnel;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the undersigned parties agree as follows:

1.                                       Provision of Services and/or Equipment.

Company may from time to time (a) request inspection, maintenance, operation, repair and other services from Contractor in connection with its production facilities and/or equipment (the “Services”) and/or (b) purchase or rent equipment, goods, supplies, or materials (hereinafter collectively referred to “Equipment”) from Contractor (items “(a)” and/or “(b)” sometimes hereafter being collectively referred to as the “Work”). The Work will be ordered by Company issuing written or verbal purchase orders (the “Purchase Orders”) sometimes in a form similar to the one at Exhibit “A.” This Agreement and the Purchase Orders represent the entire agreement between the parties with respect to the Work and shall govern and control all Work performed by Contractor. It is expressly understood and agreed by the parties that no term or condition of this Agreement will be modified or supplemented in any respect by the terms or conditions contained in Contractor’s work orders, delivery tickets or other written documents used by it for the provision of Work to Company, and such terms or conditions shall not be binding upon Company, regardless of whether an agent, employee or officer of Company signs any such document.

2.                                       Cancellation.

Either party upon giving 60 days written notice to the other party may cancel this Agreement. A cancellation of this Agreement shall not terminate any active Purchase Order. No cancellation of this Agreement shall relieve either party of any liability arising from or incident to Work performed under this Agreement prior to cancellation. Cancellation of this Agreement shall not be effective until all Work being performed by Contractor for Company pursuant to this Agreement is completed.

3.                                       Ordering Work - No Obligations.

Upon Company’s request, Contractor shall provide a written proposal or similar document for identified Work, including the prices it will charge for the Work. If the proposal is accepted by Company, Company will issue a Purchase Order for the Work. Contractor will commence providing the Work in accordance with the Purchase Order and will continue to perform the Work diligently and without delay, in a good and workmanlike manner, in strict conformity with the terms of this Agreement and the Purchase Order. This Agreement does not obligate Company to order Work from Contractor, nor does it obligate Contractor to accept identified Work.

4.                                       Payment.

Contractor shall invoice Company at the end of each month for Work performed, at the address listed in Section 20. Subject to inspection and acceptance of the Work and verification of the invoice, Company will pay the correct amounts due within 30 days of receipt of the invoice. Company may dispute any portion or the entire invoice by written notice to the Contractor. Undisputed portions of the invoice shall be paid within the stated 30 days. All payments due by Company hereunder are contingent upon contractor satisfying Company that there are no liens or claims, existing or threatened, on or against Company or its property by reason of Contractor’s operations hereunder. Acceptance of Work and/or payment of any charges by Company shall not constitute a waiver of Company’s right to subsequently contest the quality of the Work or the validity of the charges or to apply such charges as a setoff or to seek reimbursement form Contractor.

5.                                       Compliance With Laws.

Contractor represents that it is or will be qualified and authorized to perform all Work identified in its proposals and that it has obtained, or will obtain prior to commencing the Work, all necessary permits and licenses required by applicable laws and regulations to perform the Work. Contractor further represents that it shall comply with all applicable laws, orders, ordinances, rules and regulations of all governmental entities in performing its obligations under this Agreement and the Purchase Orders. Contractor also represents that the prices charged for the Work will not be in violation of any applicable laws or governmental regulations, nor greater than those charged its most favored customers for similar work under similar terms and conditions. Contractor agrees to pay all fees, taxes, and other costs relating to the Work and assessed against Contractor by any government authority and shall defend and indemnify

Company for any claims, penalties, or sanctions resulting from Contractor’s failure to comply with this provision, regardless of the negligence or fault of Company.

6.                                       Independent Contractor.

Contractor shall be an independent contractor as to all Work hereunder. Company shall have no control or direction over Contractor or Contractor’s employees or its subcontractors and their employees, Company being only interested in the results obtained. No employee of Contractor or its subcontractor shall be deemed for any purpose to be the employee, servant, agent, or representative of Company in the performance of the Work. Company shall have the general right of inspection of the Work, but shall not be responsible for any defects in the Work, and Contractor shall allow Company reasonable access to the Work in progress at all times.

In the event any Work is performed subject to the jurisdiction of the State of Louisiana and where Contractor’s employees (which shall include Contractor’s direct, borrowed, special, or statutory employees) are covered by the Louisiana Workers Compensation Act, La. R.S. 23: 1021 et seq., Company and Contractor agree that all Work performed by Contractor and its employees pursuant to the Agreement is an integral part of and essential to the ability of Company to generate Company’s goods, products, and services for purposes of La. R.S. 23:1061 (A)(1). Furthermore, Company and Contractor agree that Company is the statutory employer of Contractor’s employees for purposes of La. R.S. 23:1061 (A)(3). Irrespective of Company’s status as the statutory employer or special employer (as defiled in La. R.S. 23:1031(C)) of Contractor’s employees, Contractor shall remain primarily responsible for the payment of Louisiana workers’ compensation benefits to its employees, and shall not be entitled to seek contribution for any payments from Company, and Contractor further agrees to indemnify, defend, and hold harmless Company in accordance with and to the maximum extent permitted by La. R. S. 23:1061 (B).

7.                                       Standard of Performance and Breach.

As part of the agreed upon consideration stated in Company’s Purchase Order, Contractor shall furnish all labor, supervision, equipment, tools, materials and supplies necessary for the performance of the Work specified in the Purchase Order. Contractor warrants that such Work shall be performed in a diligent and workmanlike manner in accordance with all applicable laws and regulations. Equipment famished hereunder shall be and is warranted to be free from defects. Contractor agrees to promptly repair, replace or correct, at Company’s sole option and at Contractor’s sole cost and expense, any Work found to be defective or otherwise not in accordance with this Agreement and/or the specifications set forth in the Purchase Order. If Contractor fails to promptly initiate such repair, replacement or correction, or if Contractor does not correct such defect or non-conformance to Company’s satisfaction, Company reserves the right to terminate Contractor’s performance of the Work hereunder and thereafter proceed to take control of the Work for the purpose of completing the same, furnishing and or providing all labor, materials and equipment required to complete the Work. Contractor shall be entitled, upon completion of the Work, to the difference between the contract price and the additional cost and expense incurred by or on behalf of Company in finishing said Work (including, without limitation, all of Company’s direct and overhead costs and expenses). Contractor shall defend and indemnify Company from and against any losses, damages, claims, fines, penalties or expenses arising from any breach of the warranties provided for in this Agreement.

8.                                       Safety.

It is understood by the parties that Contractor is an independent contractor and Company has no responsibility or duty to supervise Contractor’s environmental, safety and health programs relative to the Work. Contractor represents that all Work performed by it hereunder shall be performed in the safest manner possible, consistent with industry standards and in strict compliance with all applicable rules, regulations, statutes, policies, and procedures of each governmental authority having jurisdiction over the Work performed. Contractor and its employees, agents, and subcontractors shall abide fully with all applicable Company safety rules and regulations. Contractor shall comply with the applicable regulations of the Department of Transportation for Drug and Alcohol Testing and failure to conform to these regulations shall be considered a material breach of this Agreement. Contractor shall defend and indemnify Company from and against any penalties, fines or claims levied or resulting from Contractor’s failure to comply with this provision. Contractor shall take any and all appropriate and necessary actions for the prevention of pollution and protection of the environment and shall comply with all laws, regulations and mandates governing these issues.

9.                                       Liens.

Contractor shall timely pay all of its expenses incurred in connection with its performance of Work under this Agreement. Contractor agrees that with submission of its invoices, it will also furnish such evidence as is required by Company to verify that no liens, privileges, charges, or other claims exist or may arise against the Work. Contractor agrees to INDEMNIFY, DEFEND, and HOLD HARMLESS Company Group (as that tennis defined in Section 12.A. (I). below) from and against any and all liens, privileges, charges, claims, demands, suits, liabilities, causes of action, and all related costs and expenses of whatsoever nature (including attorneys fees) arising out of the performance of or in connection with the Work performed under this Agreement.

10.                                 Confidential Information and Patent Infringement.

Contractor understands that all activities and information with respect to the exploration, exploitation and production of oil and gas from the Company’s facilities, including without limitation geological and geophysical data and production and reserve data, are strictly confidential. Contractor shall not reveal any such information to any third party. Contractor hereby agrees to INDEMNIFY, DEFEND, and HOLD HARMLESS Company Group (as that term is defined in Section 12.A. (i). below) from and against any and all claims, demands, suits, liabilities, or causes of action and all related costs and expenses, which may be asserted by any person or entity on account of Contractor’s breach of this Section or which result from Contractor’s violation or infringement of any such license, patent or proprietary idea, image or right.

Contractor represents and warrants that the use or construction of all tools and equipment furnished by it or the processes or procedures used in performing the Work will not infringe on any license, patent or proprietary right which has been issued or applied for, and Contractor agrees to defend, indemnify, save and hold harmless Company from and against any and all claims, demands, suits and causes of action of every kind and character in favor of or made by any person or entity claiming violation or infringement of any such license, patent or proprietary idea, image or right.

11.                                 Conflict of Interest.

Contractor shall not pay any commissions or fees, or grant any rebates to any employee or officer of Company or their relatives, nor favor any employee or officer of Company with gifts or entertainment other than of nominal value, nor enter into business arrangements with any employee or officer of Company other than as a representative of Company. If an employee of Company should solicit a gift or gratuity from the Contractor, the Contractor hereby agrees to notify an officer of Company of such act. It is understood that failure by the Contractor to comply with Company’s policies regarding gifts and gratuities may, at Company’s option, result in the termination of business relations and may further preclude any future dealings between the parties. Contractor shall cooperate with Company and provide access to its records and information requested in connection with any audit or investigation related to alleged violations of the Company policies set out hereinabove.

12.                                 Insurance and Indemnity.

A.                                   Definitions: For the purposes of this Agreement, the following definitions shall apply:

(i)            “Company Group” means the party designated as “Company” and includes its members, parent corporation, partnerships, subsidiaries, affiliates, joint venturers, co-owners, co-operators, and its contractors (other than Contractor herein) and the subcontractors thereof, and the directors, officers, agents and employees of each.

(ii)           “Contractor Group” means the party designated as “Contractor” and includes its members, parent, subsidiaries and affiliate companies and their contractors and subcontractors, and the directors, officers, and employees of each.

(iii)          “Claims” shall mean all claims, demands, causes of action (whether in law or in equity), liabilities, damages, judgments, awards, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation) of any kind or character.

(iv)          “REGARDLESS OF FAULT’ shall mean without regard to the cause or causes thereof including, without limitation, pre-existing conditions, whether such conditions be patent or latent, the unseaworthiness of any vessel or vessels, imperfection of material, defect or failure of equipment, breach of representation or warranty (express or implied), ultra-hazardous activity, strict liability, tort, breach of contract, breach of statutory duty, breach of any safety requirement or regulation, or the negligence of any person or party, including the indemnified Party or Parties, whether such negligence be sole, joint and/or concurrent, active or passive, or any other theory of legal liability.

B.                                     Contractor’s Insurance:

Contractor shall obtain and maintain during the term of this Agreement at least the following insurance coverage, at Contractor’s sole expense, with good and solvent insurers:

(i)                                     Workmen’s compensation and employers liability insurance, including:

(a)           Statutory workmen’s compensation in compliance with the laws of the jurisdiction in which the Contractor performs the Work.

(b)           United States Longshoreman’s and the Harbor Workers’ Compensation Act coverage as amended and extended by the Outer Continental Shelf Lands Act and liability for admiralty benefits and damages under the Jones Act, Death on the High Seas Act and general maritime law, with a provision that claims in rem shall be treated as claims in personam.

(c)           Occupational disease coverage.

(d)           Employer’s Liability with limits of liability of $1,000,000 each person and $1,000,000 each accident.

(ii)                                  Comprehensive General Liability Insurance suitably endorsed for marine operations and covering the Work performed under this Agreement in all jurisdictions, and shall include independent contractor’s coverage for Work let or sublet including:

(a)           Contractual liability coverage.

(b)           Completed operations coverage.

(c)           Limits of liability for bodily injury $1,000,000 each person and $2,000,000 each accident; property damage $2,000,000 each accident.

(d)           Excess coverage in the form of an Umbrella policy with limits of $4,000,000.00 over primary limits.

(iii)                               Automobile Liability Insurance covering all owned, non-owned and hired vehicles. The limits of liability are: bodily injury $1,000,000.00 each person and $2,000,000.00 each accident; property damage $1,000,000.00 each accident; and excess coverage in the form of Umbrella Policy with limits of $4,000,000.00 over the primary limits.

(iv)          Watercraft insurance if the performance of the Work requires the use of watercraft, Contractor shall carry or require the owner of such watercraft to carry: (a) Hull and Machinery (including Collision Liability) insurance, in an amount not less than the market or replacement value of the watercraft, whichever is the greater (any language in the policy which limits the coverage of an insured who is not an owner or who is not entitled to limitation of liability shall be deleted): (b) Protection and Indemnity Insurance, including pollution liability and removal of wreck, in an amount not less than the market value of the Watercraft or $5,000,000, whichever is greater (any language in the policy which limits the coverage of any insured who is not an owner or who is not entitled to limitation of liability shall be deleted); (c) in respect to all charter vessels, Charterer’s Legal Liability Insurance with limits of $5,000,000; (d) if the watercraft engages in towing operations, tower’s insurance; and (e), excess protection and indemnity, excess collision liability insurance, and excess Charterer’s Legal Liability insurance in the amount of $10,000,000. Such policies shall cover owned, non-owned and hired watercraft.

(v)           Aircraft insurance if the performance of the Work requires Contractor to furnish aircraft (including helicopters), Contractor shall carry, or require the owners of such aircraft to carry: (a)  All Risk Hull Insurance in an amount equal to the replacement value of the aircraft; and (b)  Aircraft Liability Insurance, including Passenger Liability, of not less than $5,000,000 per occurrence or $2,000,000 per seat, whichever is greater.

(vi)          All policies listed in (ii), (iv), and (v) above shall name Company Group as an additional insured, to the extent of the indemnity and release obligations assumed by Contractor herein, with the “as owner” qualification deleted from the protection and indemnity policy, it being the intention to cover the additional insured regardless of capacity in which the additional insured are related to the vessel. All such policies of Contractor shall be primary to any policies held by Company and shall delete any clause that requires risk sharing or renders primary any other insurance covering Company.

(vii)         All policies listed in (i), (ii), (iii), and (iv) above shall contain waivers of subrogation in favor of Company Group.

(viii)        Contractor shall furnish Certificates of insurance in standard ACORD form to Company prior to performing work hereunder and upon policy renewals to evidence existence of required coverage. Company shall have the right to inspect the original policies at all reasonable times.

(ix)           Contractor’s failure to obtain and maintain the required insurance policies and furnish certificates of insurance shall give Company the right to terminate this Agreement and or Purchase Order(s) without notice. In the event Contractor’s failure to obtain and maintain the insurance causes any loss or damages to be suffered by Company Group, including but not limited to those damages that would have been covered by such insurance, Contractor agrees to RELEASE, INDEMNIFY, DEFEND and HOLD HARMLESS Company Group from and against all claims, damages, losses, expenses, and outlays whatsoever which Company Group could have avoided or for which Company Group could have been reimbursed if Contractor had obtained and maintained said insurance, regardless of whether or not caused by the sole or concurrent negligence, strict liability, or breach of warranty of Company Group.

(x)            The provision of these insurance requirements shall not restrict, limit or modify the terms of the indemnities, assumption of liabilities, defense obligations or other provisions of this Agreement.

C.                                     Indemnity:

(i)            Contractor shall release, defend, indemnify and hold Company Group harmless from and against any and all Claims in respect of personal or bodily injury to, sickness, disease or death of any member of Contractor Group, and in respect of damage to or loss or destruction of property owned, leased, rented or hired by any member of Contractor Group, arising out of the performance of this Agreement or any Purchase Order, REGARDLESS OF FAULT.

(ii)           Company shall release, defend, indemnify and hold Contractor harmless from and against any and all Claims in respect of personal or bodily injury to, sickness, disease or death of any member of Company, and in respect of damage to or loss or destruction of property owned, leased, rented or hired by any member of Company, arising out of the performance of this Agreement or any Purchase Order, REGARDLESS OF FAULT.

Notwithstanding the foregoing, Contractor shall be liable for and agrees to release, defend, and indemnify Company Group from and against, and agrees to reimburse Company Group for any damage to or destruction of Company Group’s property arising out of any of Contractor Group gross negligence or willful misconduct in performing any Work.

(iii)          Contractor shall release, defend, indemnify, and hold Company Group harmless from and against any Claim by third parties (those persons or entities which are not included in the definition of Contractor Group or Company Group) for injury to or death of such third party persons and damage, loss or destruction of property of such third party persons or entities, to the extent of the percentage of negligence and/or fault attributable to or caused by the negligence or fault of any member of Contractor Group.

(iv)          NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, CONTRACTOR GROUP AND COMPANY GROUP SHALL NOT BE LIABLE TO EACH OTHER FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOSS OF PRODUCTION, REVENUES, PROFITS OR LOSSES FROM BUSINESS INTERRUPTION), OR PUNITIVE DAMAGES UNLESS SUCH INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES, PUNITIVE DAMAGES OR GOVERNMENTAL FINES OR PENALTIES ARISE OUT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY AND EACH PARTY RELEASES THF, OTHER FROM ANY LIABILITY T H PREFORE.

(v)           Contractor shall defend, release and indemnify Company from and against any claim arising from pollution occurring on the premises of Contractor Group or emanating from the property, vessels, equipment or materials of Contractor Group, located above the surface of the land or water and arising directly or indirectly in connection with the performance of this Agreement. This indemnity covers but is not limited to cleanup and remediation of any pollution or spill.

D.                                    Compliance with Statutory Requirements:

(i)                                     To the extent Chapter 127, Texas Civil Practice and Remedies Code applies in any instance, the parties agree to support the mutual indemnification by liability insurance coverage furnished by the parties in equal amounts, and such indemnity obligations will be limited to the amount of equal insurance maintained by the parties.

13.                                 Inspection of Books and Records.

Company shall have the right to inspect, examine, and copy all of Contractor’s books and records relating to Work performed, to determine the reasonableness and accuracy of all charges and statements submitted by Contractor whenever Contractor is compensated for such Work or a part thereof, on a daily or hourly rate basis, force account basis, time and materials basis, or cost reimbursement basis. Contractor shall maintain and retain such books and records for at least thirty-six (36) months after the relevant Work is completed.

14.                                 Performance Bond.

Company shall have the right at all times to require Contractor to provide a performance bond with a corporate surety satisfactory to Company in its discretion. The premium for such bond shall be paid by Contractor, and Company shall reimburse Contractor its premium thereof. The failure of Contractor to provide such performance bond promptly upon Company’s request shall be valid cause for termination of the applicable Purchase Order.

15.                                 Taxes Included.

The compensation charged by Contractor shall include all sales taxes, use taxes, or other taxes, which may become due on account of the Work performed unless Company and Contractor specifically agree in writing, prior to the commencement of such Work. In the absence of such an agreement in writing, it will be conclusively presumed that Contractor will not be entitled to any payment to cover such taxes. Contractor shall pay all valid taxes, claims or other charges, which are or may be imposed by law on Contractor. Contractor shall comply with all applicable laws and regulations pertaining to its employees and shall defend, release and indemnify Company from and against any taxes, liens, claims, suits, fines or penalties related to any failure to comply with this Article 15.

16.                                 Applicable Law.

This Agreement shall be construed and enforced in accordance with the Maritime Laws of the United States and where such law is not applicable, the laws of the State of Texas, excluding its choice of laws provisions, shall apply.

17.                                 Contractor’s Guarantee and Warranty.

Contractor warrants all Work performed under this Agreement shall be in full compliance with the specifications and statement of Work and all drawings, as applicable, or if none are given, performed to conform to applicable industry requirements and performance standards. At its own cost and expense, Contractor shall correct all defects in the Work. Any damage to other Company property caused by such defects of Contractor Group or the repairing of such defects shall be paid for by Contractor. All guarantees and warranties of Equipment furnished to Contractor by any manufacturer or supplier shall be deemed to inure to the benefit of Company and Company’s client and Contractor shall facilitate the transfer or benefit of any such warranty to Company so as to enable Company to receive all rights and benefits of such warranty. If any manufacturer or supplier of any Equipment furnishes a guarantee or warranty for a period in excess of the one year from the date of acceptance, Contractor’s guarantee, as provided herein shall be deemed to extend for a like period as to such material and equipment.

18.                                 Merger.

The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties hereto and there are no further or other agreements or understandings, written or oral, that governs Work provided hereunder. If there is any conflict between the terms of this Agreement and any other agreement, addendum, work order, exhibit, attachment, purchase order or document, the terms of this Agreement shall prevail.

19.                                 Termination.

Company may at any time terminate part or all of the Work being performed without cause by notifying Contractor. Upon receipt of such notice or at such later termination date as may be stated in the notice, Contractor shall cease performing the Work.

In the event Contractor shall fail to perform its obligations under a Purchase Order and this Agreement and shall fail to remedy its performance within three (3) days of receiving notice from Company advising generally of the failure to perform, Company may terminate the Purchase Order for cause anytime after the stated three (3) days. Company shall be entitled to any other remedies available in law or equity.

20.                                 Notices.

All notices required or allowed to be given herein shall be hand delivered or sent by first class mail, postage prepaid, to the party being notified at its address stated below:

COMPANY: SPN Resources, L.L.C. 1105 Peters Road Harvey, Louisiana 70058	CONTRACTOR Superior Energy Services, L.L.C. & Its Affiliates 1105 Peters Road Harvey, LA 70058

Notices so sent shall be deemed given after being deposited in the mail or with a recognized carrier of overnight mail.

21.                                 Assignment.

The provisions hereof shall be binding on the parties hereto and their respective successors and assigns. Neither party may assign its rights or obligations without the prior written consent of the other party.

22.                                 Federal Contract Compliance Requirements.

All Work contemplated under this Agreement will be performed on Company owned facilities located on property leased from the United States and will be subject to the provisions of Exhibit “B” as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

CONTRACTOR		SPN RESOURCES, L.L.C.
SUPERIOR ENERGY SERVICES, L.L.C.
AND ITS AFFILIATES

By:	/s/ Alan P. Bernard	By:	/s/ Michael E. Seymour, Sr.
Name:	Alan P. Bernard	Name:	Michael E. Seymour, Sr.
Title:	Vice President	Title:	Risk Manager
Date:	12/18/2003	Date:	12/18/2003

EXHIBIT A

PURCHASE ORDER

This Purchase Order dated is issued under the provisions of that certain Master Services Agreement between SUPERIOR ENERGY SERVICES, L.L.C. AND ITS AFFILIATES (EXCEPT SPN RESOURCES, L.L.C.) (“Contractor”) and SPN RESOURCES, L.L.C. (“Company”) dated DECEMBER 18, 2003 (“Agreement”).

1.             Terms and Conditions. The terms and conditions of the Agreement shall control this Purchase Order.

2.             Scope of Services to be Provided. The scope of Work to be provided by Contractor to Company under this Purchase Order and the prices thereof are as described in the specifications, drawings, and or work statement attached hereto as Schedule A, and Contractor’s Proposal dated                                .

3.             Special Provisions. Any special provisions applicable to this Purchase Order and which are mutually agreed to are listed on the attached Schedule B.

ACCEPTED:	ISSUED:
CONTRACTOR
SUPERIOR ENERGY SERVICES, L.L.C.
AND ITS AFFILIATES
SPN RESOURCES, L.L.C.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT “B”

Federal Contract Compliance Requirements

Contractor shall fully comply with the following statutes and executive orders as well as the regulations, orders, and rules promulgated thereunder, and where required by law, the statutes and executive orders are hereby incorporated in this Agreement by reference as if fully set out:

(1)                                  Equal Opportunity Clause (applicable to all contracts or purchase orders in excess of $10,000.00, 41 CFR 60-1.4);

(2)                                  Affirmative Action Compliance Programs (applicable to contracts or purchase orders of $50,000.00 or more and if Contractor has 50 or more employees, 40 CFR 60-1.40);

(3)                                  Equal Employment Opportunity Reporting Requirements (applicable to contracts or purchase orders of $50,000.00 or more if Contractor has 50 or more employees, 41 CFR60-1.7);

(4)                                  Employment of the Handicapped (applicable to contracts or purchase orders of $2,500 or more, 41 CFR 60-741);

(5)                                  Employment of Disabled Veterans and Veterans of the Vietnam Era (applicable to contracts or purchase orders of $10,000.00 or more, 41 CFR 60-250);

(6)                                  Utilization of Minority Business Enterprises (applicable to contracts or purchase orders of $10,000.00 or more, 41 CFR 1-1.13);

(7)                                  Utilization of Small Business Concerns (applicable to contracts or purchase orders of $10,000.00 or more, 41 CFR 1-1.710-3);

(8)                                  Utilization of Labor Surplus Area Concerns (applicable to contracts or purchase orders of $10,000.00 or more, 41 CFR 1-1.805-3(a);

(9)                                  Minority Business, Small Businesses and Labor Surplus Area Subcontracting (applicable to contracts or purchase orders of $500,000.00 or more, 41 CFR 1-1.1310 2(b), 1-1710-3(b), 1-1.805-3); and

(10)                            Clean Air and Water (applicable to contracts or purchase orders of $100,000.00 or more, 40 CFR 15.4 and 15.5, 41 CFR 1-1.2302).

Contractor certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments and that it does not permit its employees to perform their services at any locations under its control where segregated facilities are maintained. It certifies further that it will not maintain or provide for its employees any segregated facilities at any of its establishments and that it will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained. The Contractor agrees that a breach of this certification is a violation of the Equal Opportunity Clause in the Agreement. As used in this certification, the term “segregated facilities means, but is not limited to, any waiting rooms, work area, rest rooms and wash rooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing area, parking lots, drinking fountains, recreation or entertainment area, transportation, and housing facilities provided for employees where segregated by explicit directive or are in fact segregated on the basis of race, color, religion, sex, or national origin, because of habit, local custom, or otherwise. It further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time period) it will obtain identical certifications from proposed subcontractors prior to the award of subcontracts exceeding $10,000.00 which are not exempt from the provisions of the Equal Opportunity Clause, that it will retain such certification in its files, and that it will forward the following notice to such proposed subcontractors (except where the proposed subcontractors have submitted the identical certificates for specific time periods.)

NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENTS FOR CERTIFICATIONS OR NONSEGREGATED FACILITIES.

A Certification of Non-segregated Facilities must be submitted prior to the award of a subcontract exceeding $10,000.00, which is not exempt from the provisions of the Equal Opportunity Clause. The certification may be submitted either for each subcontract or for all subcontracts during a period (i.e., quarterly, semi-annually, or annually.)

Note: the penalty for making false statements is prescribed in 18 U.S.C. 1001.

ATTACHMENT I

SUPERIOR ENERGY SERVICES, L.L.C. AND AFFILIATES

All listed Affiliates of Superior Energy Services, L.L.C. agree that work performed by them shall be governed by the terms and conditions of this Master Service Agreement. Accordingly, each of the below listed Affiliates has authorized Superior Energy Services, L.L.C. to sign the Master Service Agreement on its behalf and Superior Energy Services, L.L.C. confirms it has such authorization and is signing on that basis:

Ace Rental Tools, L.L.C.

Blowout Tools, Inc. (a wholly-owned subsidiary of Wild Well Control, Inc.)

Concentric Pipe and Tool Rentals, L.L.C. Connection Technology, L.L.C.

Environmental Treatment Team, L.L.C. F. & F. Wireline, L.L.C.

Fastorq, L.L.C.

H.B. Rentals, L.C.

International Snubbing Services, L.L.C.

OnSite Services (a Division of Fastorq, L.L.C. - MS and AL)

Oil Stop, L.L.C.

Production Management Industries, L.L.C. Stabil Drill Specialties, L.L.C.

Sub-Surface Tools, L.L.C.

Superior Plant Services (a Division of Fastorq, L.L.C. — TX)

Superior Inspection Services, Inc. (formerly Philco, Inc.)

Tong Specialty, L.L.C.

Wild Well Control, Inc

Workstrings, L.L.C.

SUPERIOR

ENERGY SERVICES, INC.

January 9, 2009

Dynamic Offshore Resources

SPN Resources, LLC

12707 North Freeway

Ste, 200

Houston, TX 77060

Re: Master Service Agreement

To Whom It May Concern:

SPN Resources, LLC and Superior Energy Services, LLC (Contractor) are currently parties to that Master Service Agreement dated December 18, 2003, SPN Resources, LLC is now a Dynamic Offshore Resources (DOR) subsidiary and request that Superior Energy Services, LLC provide services to DOR under the same terms and conditions as Superior Energy Services, LLC presently provides to SPN Resources, LLC.

This letter agreement is intended to confirm our agreement and understanding that by our mutual execution hereof, effective as of January 9, 2009 Superior Energy Services, LLC, SPN Resources, LLC and Dynamic Offshore Resources shall be bound by the same Master Service Agreement executed on December 18, 2003 having the same terms and conditions as if Superior Energy Services, LLC, SPN Resources, LLC and Dynamic Offshore Resources had originally executed the above referenced Master Service Agreement and made the changes therein required to account for SPN Resources, LLC and Dynamic Offshore Resources obtaining services provided by Superior Energy Services, LLC, All Parties to this agreement will provide the other Party with copies of the Certificates of Insurance evidencing the insurance coverages required to be maintained by each Party pursuant to the Master Service Agreement of December 18, no. Please forward a copy of the Certificates of Insurance for SPN Resources, LLC and Dynamic Offshore Resources to riskmanagement@superiorenergy.com.

Please execute this letter in the appropriate space indicated below and return the executed original counterpart to:

Superior Energy Services, LLC

Pan American Life Center, Suite 2400

601 Poydras Street

New Orleans, LA 70130

AIM William B. Masters

Whereupon this agreement letter will become s legal, valid and binding agreement between Superior Energy Services, LLC, SPN Resources, LLC and Dynamic Offshore Resources.

AGREED & ACCEPTED THIS 9TH DAY OF JANUARY, 2009

SUPERIOR ENERGY SERVICES, LLC		SPN RESOURCES, LLC

By:	/s/ William B. Masters	By:	/s/ Carey J. Naquin

Title:	Executive Vice President	Title:	VP - Well Operations

Date:	January 9, 2009	Date:	1/15/09

DYNAMIC OFFSHORE RESOURCES

By:	/s/ Carey J. Naquin

Title:	VP - Well Operations

Date:	1/15/09

Dynamic Offshore Resources, LLC

1301 McKinney St., Suite 900

Houston, Texas 77002

Attn: Matt McCarroll

Re: Master Service Agreement

To Whom it May Concern:

Reference is made to that certain Master Service Agreement (the “MSA”) dated December 18, 2003 between Superior Energy Services, L.L.C. (“SEI”) and its affiliates (except SPN Resources, L.L.C.) and SPN Resources, L.L.C. (“SPN”), as amended by a letter agreement dated January 9, 2009 to include and bind Dynamic Offshore Resources, LLC (“DOR”). DOR requests that SEI provide services to DOR and all of its current subsidiaries (including SPN, Bandon Oil & Gas, LP and Dynamic Offshore Resources NS, LLC) as well as any other entities of which Dynamic may directly or indirectly acquire control of after January 1, 2011 (which shall be referred to herein, collectively as the “Dynamic Entities”).

This letter agreement is intended to confirm our agreement and understanding that by our mutual execution hereof, effective as of January 1, 2011, SEI, DOR and the Dynamic Entities shall be bound by the MSA having the same terms and conditions as if SEI, DOR and the Dynamic Entities had originally executed the MSA and made the changes therein required to account for DOR and the Dynamic Entities obtaining services provided by SEI. All parties to this agreement will provide the other parties with copies of the Certificates of Insurance evidencing the insurance coverages required to be maintained by each party pursuant to the MSA. Please forward a copy of the Certificates of Insurance for DOR and each of the Dynamic Entities to riskmanagement@superiorenergy.com.

Please execute this letter in the appropriate space indicated below and return the executed original counterpart to:

Superior Energy Services, LLC

Pan American Life Center, Suite 2400

601 Poydras Street

New Orleans, LA 70130

Attn: William B. Masters

Whereupon this agreement letter will become a legal, valid and binding agreement among SEI, Dynamic and each of the Dynamic Entities.

SUPERIOR ENERGY SERVICES, LLC		SPN RESOURCES, LLC

By:	/s/ William B. Masters	By:	/s/ G.M. McCarroll
Name:	William B. Masters	Name:	G.M. McCarroll
Title:	Executive Vice President and General Counsel	Title:	President and Chief Executive Officer

DYNAMIC OFFSHORE RESOURCES		DYNAMIC OFFSHORE RESOURCES NS, LLC

By:	/s/ G.M. McCarroll	By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll	Name:	G.M. McCarroll
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

BANDON OIL & GAS LP

By:	Bandon Oil & Gas GP, LLC

By:	/s/ G.M. McCarroll
Name:	G.M. McCarroll
Title:	President and Chief Executive Officer